EXHIBIT 99.1

FOR RELEASE: IMMEDIATELY	Media Contact:	Steve Galpin, Jr.
(908) 298-7415
	Investor Contact:	Alex Kelly
(908) 298-7436

SCHERING-PLOUGH REPORTS FINANCIAL RESULTS

FOR 2005 SECOND QUARTER

KENILWORTH, N.J., July 21, 2005 – Schering-Plough Corporation (NYSE: SGP) today reported financial results for the 2005 second quarter.

     “We continue to make steady and solid progress on our Action Agenda to transform Schering-Plough into a high-performance company for the long term,” said Fred Hassan, Schering-Plough chairman and CEO.

     For the 2005 second quarter, the company reported a loss of 5 cents per share on a GAAP basis, which includes $259 million in special charges, or approximately 18 cents per share. The special charges primarily relate to an increase in litigation reserves pertaining to previously disclosed governmental investigations.

     “These matters relate to issues that arose before this new management team joined Schering-Plough,” Hassan noted. “We are working hard to put these matters behind us – and to strengthen the emphasis on business integrity in our new culture.”

     Commenting on results for the recent quarter, he said, “We are now registering our third consecutive quarter of strong sales growth and, excluding special items, our second consecutive quarter of higher earnings. Our major products are delivering solid growth, we are putting issues from the past behind us, and we remain on track to begin our Turnaround later this year. We intend to see three quarters of earnings growth, excluding special items, before announcing the start of our Turnaround phase. And we will continue to reinforce growth with cost control.”

     The Turnaround phase is the third phase in the six- to eight-year Action Agenda that was announced by Hassan in April 2003, soon after joining the company as chairman and CEO.

     Reviewing key accomplishments in the 2005 second quarter, Hassan cited the strong performance of the cholesterol franchise, managed in partnership with Merck & Co., Inc. VYTORIN (ezetimibe/simvastatin), offering dual inhibition of both sources of LDL cholesterol, continues to gain share in the large and competitive U.S. cholesterol market, while ZETIA (ezetimibe) is retaining its strength even with the market share progress of VYTORIN. Together, they have captured more than 12 percent of new prescriptions in the nearly $20 billion U.S. cholesterol management market.

     “In the first half of 2005, our earnings benefited from several favorable factors, including the seasonality of our allergy and sun care products, a higher profit split on ZETIA and other cholesterol joint venture items, as well as a positive impact from foreign exchange,” Hassan added. “Going forward, we expect our results in the third and fourth quarters will be tempered by the absence of these favorable items and by higher R&D costs and ASMANEX launch expenses. However, we see underlying growth continuing.”

     Schering-Plough reported steady progress in fulfilling consent decree obligations with the U.S. Food and Drug Administration (FDA), having completed 183 of 212 significant steps and 27 of 30 validation actions as of June 30 without incurring any additional payments for missed deadlines.

     The company said it will continue to focus on re-engineering the company through its Value Enhancement Initiative (VEI), a program to increase efficiencies and achieve savings that can be reinvested in growth-driving priorities.

     “Over the past two years we have demonstrated that we are taking the right strategic actions, including significant investments, to drive growth for the long term,” said Hassan. He said that the company plans to intensify its focus on licensing and business development to further strengthen the pipeline, and to continue to invest in advancing its important new compounds through the pipeline – including innovative potential new treatments for AIDS, hepatitis C and thrombosis.

     Hassan stated that the company has taken several recent actions to increase its science-centered focus and strength in innovation, including at the Board of Directors level. A new Science and Technology Committee of the Board has been formed, along with a new Scientific Review Panel of outside experts to advise the Board and company management. “These strategic actions are steps toward our goal of making Schering-Plough a global leader in health care science innovation for the long term,” he said. “We recognize that innovative science is the driver of product flow excellence and also of supply chain excellence. It is what will make us especially relevant to health care providers, patients and other customers.

     “This is an exciting time for Schering-Plough,” Hassan continued. “We are proud that our people are building strength out of adversity in working through what has been seen as the most challenging situation among our peer pharmaceutical companies.”

Second Quarter 2005 Results

Schering-Plough reported a net loss available to common shareholders of $70 million in the 2005 second quarter or 5 cents in loss per common share compared with a net loss in the 2004 period of $65 million or 4 cents per share. The second quarter 2005 loss reflected special charges of $259 million, or approximately 18 cents per share. Included in the special charges is an addition of $250 million to the company’s litigation reserves relating to the investigation by the U.S. Attorney’s Office for the District of Massachusetts into the company’s marketing, sales, pricing and clinical trial practices, as well as previously disclosed investigations and litigation relating to company practices regarding average wholesale price by the Department of Justice and certain states. While no agreement has been reached, the increase in litigation reserves reflects the company’s current estimate to resolve these matters. With this increase, a total of $500 million has been reserved for these matters.

     The earnings contribution from the company's increased sales in the 2005 second quarter and higher equity income from the cholesterol joint venture with Merck & Co., Inc. was offset by the impact from the special charges.

     Second quarter 2005 net sales of $2.5 billion were 18 percent higher than the 2004 period. The sales increase was driven primarily by the growth of prescription pharmaceuticals, led by REMICADE, NASONEX, TEMODAR and PEG-INTRON. Also contributing 5 percent to the sales increase was the U.S. sales contribution from the antibiotics AVELOX and CIPRO and other products under an agreement with Bayer that became effective in October 2004, and 3 percent from the impact of foreign exchange.

     The company noted that net sales under U.S. Generally Accepted Accounting Principles (GAAP) does not include sales of the cholesterol products marketed in partnership with Merck, as the company accounts for the cholesterol joint venture under the equity method as described below. Global cholesterol joint venture net sales, which include VYTORIN and ZETIA, totaled approximately $514 million in the 2005 second quarter, more than double the net sales of $244 million in the comparable 2004 period. U.S. cholesterol joint venture net sales for the 2005 period totaled $413 million, sharply higher versus $212 million in 2004. VYTORIN has now been launched in 21 countries, including the United States, and ZETIA in 60 countries. Overall, the company shares in approximately 50 percent of the profits of the joint venture with Merck, although there are different profit-sharing arrangements for the cholesterol products in countries around the world. Accordingly, including an adjustment of an assumed 50 percent of global cholesterol joint venture net sales (see note and table below), Schering-Plough’s adjusted net sales for the second quarter of 2005 would have totaled $2.8 billion, an increase of $520 million or 23 percent, as compared to $2.3 billion on a similar adjusted basis in the second quarter of 2004.

     The company utilizes the equity method of accounting for its cholesterol joint venture with Merck. Under the equity method, the company records its share of the income from operations (which includes milestones earned from Merck) in “Equity income from cholesterol joint venture.” “Equity income from cholesterol joint venture” for Schering-Plough totaled $170 million in the 2005 second quarter versus $77 million in the second quarter of 2004. The increase in equity income reflected the quarter’s strong sales performance for VYTORIN and ZETIA. The company noted that it incurs substantial costs, such as selling, general and administrative costs, that are not reflected in “Equity income from cholesterol joint venture” and are borne by the overall cost structure of Schering-Plough.

     On a reported basis, second quarter 2005 sales of Prescription Pharmaceuticals, which do not include sales of the cholesterol joint venture, totaled $2.0 billion, up 20 percent, including a favorable impact from foreign exchange of 4 percent and the sales contribution of AVELOX and CIPRO. Consumer Health Care sales rose 4 percent to $330 million. Animal Health sales increased 22 percent to $227 million, primarily reflecting higher sales of products serving the U.S. cattle market due to better product supply, and a favorable impact from foreign exchange of 4 percent.

     Among prescription products recording significantly higher sales in the 2005 second quarter were REMICADE, a treatment for immune-mediated inflammatory disorders that Schering-Plough markets in countries outside the United States (excluding Japan and certain Far East markets) for rheumatoid arthritis, early rheumatoid arthritis, psoriatic arthritis, Crohn’s disease and ankylosing spondylitis, and TEMODAR, a treatment for certain types of brain tumors. Sales for REMICADE rose 29 percent to $234 million, due primarily to greater demand, expanded indications and continued market growth. TEMODAR sales totaled $145 million in the 2005 second quarter, up 42 percent, benefiting from increased utilization for treating newly diagnosed glioblastoma multiforme (GBM), which is the most prevalent form of brain cancer. This new indication was granted U.S. approval in March and European Commission approval in June. Also posting higher sales in the quarter was CAELYX, for the treatment of ovarian cancer, metastatic breast cancer and Kaposi’s sarcoma, up 30 percent to $46 million, largely as a result of increased use in treating breast and ovarian cancer.

     In the company’s prescription respiratory business, global NASONEX sales rose 28 percent to $199 million, with U.S. sales climbing 35 percent to $115 million as the product captured greater U.S. market share versus the 2004 period. U.S. sales also benefited from the nationwide availability beginning in January of a new scent-free, alcohol-free formulation of NASONEX nasal spray. In international markets, NASONEX sales were up 19 percent to $84 million as a result of market share gains. Global CLARINEX sales in the second quarter of 2005 were $207 million, down 8 percent. Sales of CLARINEX outside the United States rose 16 percent to $117 million in the second quarter due to market share gains. In the United States, CLARINEX continued to experience reduced market share in a declining market. As a result, sales decreased 28 percent to $90 million. International sales of prescription CLARITIN rose 22 percent to $100 million in the second quarter.

     Sales for the company’s PEG-INTRON hepatitis C product rose in the 2005 second quarter, driven primarily by higher sales in Japan as a result of the December 2004 launch of the PEG-INTRON and REBETOL combination therapy. In Japan, PEG-INTRON has become the leading interferon therapy prescribed for the treatment of hepatitis C. Second quarter global sales of PEG-INTRON were up 26 percent to $182 million; sales of REBETOL were up 3 percent to $91 million, despite ongoing international competition and U.S. market share erosion from generic competition.

     In Consumer Health Care, second quarter sales of OTC CLARITIN increased to $133 million from $117 million. Sales of foot care products were essentially unchanged at $89 million. Sales of sun care products totaled $79 million, up 2 percent.

     The company’s gross margin was 65.8 percent for the 2005 second quarter compared with 63.2 percent in the 2004 period, with the improvement primarily stemming from increased sales of higher-margin products, supply chain process improvements and a positive impact from foreign exchange, partly offset by higher royalties related to the Bayer products. Schering-Plough said its ongoing focus on operational excellence in all key functions continues to affect the overall cost structure of the company.

     Selling, general and administrative expenses rose 14 percent to $1.1 billion in the second quarter of 2005 versus the prior year, primarily reflecting the addition in the 2004 fourth quarter of Bayer sales representatives, and increased selling expenses in Europe to support the continued launch of ZETIA and VYTORIN, coupled with increased promotional spending, primarily for NASONEX.

     Research and development spending for the 2005 second quarter totaled $442 million, down 2 percent. In the second quarter of 2004, the company recorded an $80 million milestone payment in R&D to Toyama Chemical Co. Ltd. related to an agreement for garenoxacin. The company expects R&D spending in subsequent quarters in 2005 to be higher, reflecting the timing of clinical trials and the progression of the early-stage pipeline.

     The “Other, net” line is comprised of interest expense primarily from long-term debt, interest income on cash balances, and other non-operating items.

     Schering-Plough recorded income tax expense in the 2005 second quarter of $74 million, which primarily reflected tax expense in international locations.

Recent Developments

The company also offered the following summary of recent significant developments, including:

•	Gained European Commission approval of TEMODAL (temozolomide) Capsules for first-line use for the treatment of patients with newly diagnosed glioblastoma multiforme (GBM), the most common and aggressive form of primary brain cancer. The approval follows a positive opinion granted on April 21, 2005, by the Committee for Medicinal Products for Human Use (CHMP) of the European Medicines Agency (EMEA). (Announced June 10)

•	Reported on results from two Phase III, placebo-controlled clinical trials that found that approximately two-thirds of patients with moderate to severe, active ulcerative colitis (UC) treated with REMICADE (infliximab, 5mg/kg) demonstrated a significant improvement in symptoms. In addition, one-third of patients achieved clinical remission. Data from the ACT I and ACT II clinical trials showed REMICADE achieved all primary and secondary endpoints of clinical response. The results were presented at the 36th annual Digestive Disease Week meeting in Chicago. Currently, there are no biologic therapies approved to treat moderate to severe UC, a chronic disease with significant impact on quality of life that affects more than 700,000 people in Europe. (Announced May 16)

•	Gained U.S. approval for AVELOX (moxifloxacin HCl), a once-daily antibiotic, for the treatment of complicated skin and skin structure infections (cSSSI) in adults caused by methicillin-susceptible Staphylococcus aureus, Escherichia coli, Klebsiella pneumoniae or Enterobacter cloacae. AVELOX was developed by Bayer HealthCare AG and is marketed in the United States by Schering-Plough. (Announced June 30)

•	Reported that the company’s CCR5 receptor antagonist vicriviroc for the treatment of HIV infection had been granted Fast Track designation by the U.S. Food and Drug Administration (FDA). Vicriviroc is being studied in two Phase II clinical trials, one in the United States and one in Europe and Canada. The company expects to begin Phase III clinical studies with vicriviroc this year. (Announced June 14)

•	Announced receipt of an approvable letter from the FDA on June 10 for its New Drug Application (NDA) for posaconazole, an oral antifungal agent. The company said it is assessing the FDA’s request for additional data and will respond to the FDA as soon as possible in order to continue the U.S. regulatory review for this new treatment for patients with serious fungal infections. Posaconazole is currently under regulatory review in Europe. (Announced June 14)

•	Established Schering-Plough Biopharma to capitalize on the company’s historic strength in biotechnology. Schering-Plough Biopharma is being formed through the integration of the company’s two California research facilities: Canji Inc. in San Diego, acquired in 1996, and DNAX Research Institute, Inc. in Palo Alto, acquired in 1982. The Biopharma operations will be fully integrated with the company’s core pharmaceutical research and development organization. (Announced May 3)

•	Final guidance issued by the United Kingdom’s National Institute for Health and Clinical Excellence (NICE) recommending the use of CAELYX (pegylated liposomal doxorubicin hydrochloride) as an option for the second-line treatment or subsequent treatment of women with advanced ovarian cancer. This final guidance advised that CAELYX is now the only single, non-platinum agent recommended for partially platinum-sensitive ovarian cancer patients. (Announced May 25)

•	Results published in The New England Journal of Medicine of a new clinical study with PEG-INTRON and REBETOL showing that a shorter, 12-week course of therapy was as effective as a 24-week course for hepatitis C patients with genotype 2 or 3 virus who had an early response to treatment after four weeks. The shorter 12-week regimen was not only highly effective in these patients, with 85 percent achieving a sustained virological response, but it also was associated with fewer side effects. (Published June 23)

•	Gained U.S. approval for re-formulated CLARINEX (desloratadine 2.5 mg and 5 mg) REDITABS tablets for the treatment of allergy symptoms caused by both perennial indoor and seasonal outdoor allergens and chronic idiopathic urticaria (CIU), or hives of unknown cause, in adults and children 6 years of age and older. The tablet disintegrates orally, is taken once-daily for 24-hour relief, and now comes in a new “tutti frutti” flavor. This convenient new formulation will be available in pharmacies nationwide in September. (Announced July 15)

Second Quarter 2005 Conference Call and Webcast
Schering-Plough will conduct a conference call today at 7:30 a.m. (EDT) to review the 2005 second quarter results. To listen live to the call, dial 1-877-565-9664 or 1-706-634-5003. A replay of the call will be available starting at approximately 11 a.m. today through 5 p.m. on July 25. To listen to the replay, dial 1-800-642-1687 or 1-706-645-9291 and enter the conference ID #6956406.

     A live audio webcast of the conference call also will be available by going to the Investor Relations section of the Schering-Plough corporate Web site, www.schering-plough.com, and clicking on the “Presentations/Webcasts” link. A replay of the webcast will be available starting at approximately 11 a.m. today through 5 p.m. on Aug. 19.

NOTE: Adjusted net sales, defined as net sales plus an assumed 50 percent of global cholesterol joint venture net sales, is a non-U.S. GAAP measure used by management in evaluating the performance of the company’s overall business. The company believes that this performance measure contributes to a more complete understanding by investors of the overall results of the company. The company provides this information to supplement the reader’s understanding of the importance to the company of its share of results from the operations of the cholesterol joint venture.

     Net sales (excluding the cholesterol joint venture net sales) is required to be presented under U.S. GAAP. The cholesterol joint venture’s net sales are included as a component of income from operations in the calculation of the company’s “Equity income from cholesterol joint venture.”

DISCLOSURE NOTICE: The information in this press release includes certain “forward-looking” statements within the meaning of the Securities Litigation Reform Act of 1995, including statements relating to the company’s plans, business prospects, anticipated growth, trends in performance, the timing of the anticipated turnaround and resulting growth prospects, the outcome of contingencies such as legal proceedings and the potential of certain products including ZETIA, VYTORIN, CLARINEX REDITABS, vicriviroc and posaconazole. Forward-looking statements relate to expectations or forecasts of future events and not to historical information. Actual results may vary materially from the company’s forward-looking statements and there are no guarantees about the performance of Schering-Plough stock or Schering-Plough’s business. A number of risks and uncertainties could cause results to differ from forward-looking statements, including the market viability of the company’s (and the cholesterol joint venture’s) marketed and pipeline products; possible changes in business strategies and the ability to successfully implement those business strategies; general market and economic factors; regulations and legislation; label/use changes and concerns of prescribers or patients relating to Schering-Plough products, other companies’ products or pharmaceutical products generally; existing and new manufacturing issues that may arise; trade buying patterns; patent positions; litigation and investigations; and instability or destruction in a geographic area important to the company. For further details and a discussion of these and other risks and uncertainties that may impact forward-looking statements, see Schering-Plough’s Securities and Exchange Commission filings, including the company’s 8-K being filed today. The company does not assume any obligation to update any forward-looking statements.

     Schering-Plough is a global science-based health care company with leading pharmaceutical products. Through internal research and collaborations with partners, Schering-Plough discovers, develops, manufactures and markets advanced drug therapies to meet important medical needs. Schering-Plough’s vision is to earn the trust of the physicians, patients and customers served by its more than 30,000 people around the world. The company is based in Kenilworth, N.J., and its Web site is www.schering-plough.com.

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SCHERING-PLOUGH CORPORATION

Report for the second quarter and six months ended June 30 (unaudited):
(Amounts in millions, except percentages and per share figures)

	Second Quarter			Six Months
	2005	2004	%	2005	2004	%
Net Sales	$2,532	$2,147	18	$4,900	$4,110	19
Cost of Sales	867	790	10	1,756	1,530	15
Selling, General and Administrative	1,116	979	14	2,197	1,893	16
Research and Development	442	451	(2)	825	824	0
Other, Net	(8)	43	N/M	9	78	(88)
Special Charges a/	259	42	N/M	286	112	N/M
Equity Income from Cholesterol Joint Venture	(170)	(77)	N/M	(389)	(154)	N/M

Income/(Loss) Before Income Taxes	26	(81)	N/M	216	(173)	N/M
Income Tax Expense/(Benefit)	74	(16)	N/M	138	(35)	N/M

Net (Loss)/Income	$(48)	$(65)	N/M	$78	$(138)	N/M

Preferred Stock Dividends	22	—	N/M	43	—	N/M

Net (Loss)/Income Available to Common Shareholders	$(70)	$(65)	N/M	$35	$(138)	N/M

Diluted (Loss)/Earnings per Common Share	$(0.05)	$(0.04)	N/M	$0.02	$(0.09)	N/M

Effective Tax Rate b/	N/M	20%		N/M	20%
Average Common Shares Outstanding – Diluted	1,476	1,472		1,482	1,471
Actual Number of Common Shares Outstanding at June 30	1,476	1,472		1,476	1,472

The Company noted that it incurs substantial costs, such as selling, general and administrative costs, that are not reflected in the “Equity income from cholesterol joint venture” and are borne by the overall cost structure of Schering-Plough.

N/M – Not a meaningful percentage

a/ Special Charges for the second quarter of 2005 includes an addition of $250 million to the Company’s litigation reserves relating to the investigation by the U.S. Attorney’s Office for the District of Massachusetts into the Company’s marketing, sales, pricing and clinical trial practices, as well as previously disclosed litigation relating to company practices regarding average wholesale price by the Department of Justice and certain states. While no agreement has been reached, the increase in litigation reserves reflects the Company’s current estimate to resolve these matters. With this increase, a total of $500 million has been reserved for these matters. The majority of the remaining amount of the Special Charges in the second quarter related to the consolidation of the Company’s U.S. biotechnology organizations. Special Charges for the second quarter ended June 30, 2004 included $42 million of employee termination costs.

b/ Tax expense during the second quarter and first six months of 2005 primarily related to foreign tax expense as the Company did not recognize the benefit of U.S. tax operating losses. It should be noted that in the fourth quarter ended December 31, 2004, the Company recorded the impact of the intended repatriation of funds under the American Jobs Creation Act.

SCHERING-PLOUGH CORPORATION

Report for the period ended June 30 (unaudited):

Net Sales by Major Product:

(Dollars in Millions)	Second Quarter			Six Months

	2005	2004	%	2005	2004	%

GLOBAL PHARMACEUTICALS	$1,975	$1,644	20	$3,820	$3,125	22
Remicade	234	182	29	454	347	31
Clarinex / Aerius	207	226	(8)	351	356	(1)
Nasonex	199	156	28	382	296	29
PEG-Intron	182	144	26	352	293	20
Temodar	145	102	42	276	188	47
Claritin Rx *	100	82	22	211	173	22
Rebetol	91	88	3	155	187	(17)
Integrilin	82	78	6	158	151	5
Intron A	75	89	(15)	148	158	(6)
Subutex	53	47	13	104	91	14
Avelox	46	—	N/M	119	—	N/M
Caelyx	46	35	30	89	70	28
Elocon	38	46	(18)	79	84	(7)
Cipro	36	—	N/M	72	—	N/M
Other Pharmaceuticals	441	369	20	870	731	19
CONSUMER HEALTH CARE	330	317	4	660	629	5
OTC	162	150	8	324	306	6
OTC Claritin	133	117	13	248	234	6
FOOT CARE	89	89	0	173	166	5
SUN CARE	79	78	2	163	157	4
ANIMAL HEALTH	227	186	22	420	356	18
CONSOLIDATED NET SALES	$2,532	$2,147	18	$4,900	$4,110	19

N/M – not a meaningful percentage

* Includes international sales of Claritin Rx only. Canadian sales of Claritin are reported in the OTC Claritin line within Consumer Health Care.

NOTE:	Additional information about U.S. and international sales for specific products is available by calling the company or visiting the investor relations Web site at http://ir.schering-plough.com.

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SCHERING-PLOUGH CORPORATION

Reconciliation of Non-U.S. GAAP Financial Measure
Adjusted net sales, defined as net sales plus an assumed 50 percent of global Cholesterol Joint Venture net sales.

(Dollars in millions)	Three-Months Ended June 30 (unaudited)
	2005	2004
Net Sales, as reported	$2,532	$2,147
50 percent of Cholesterol Joint Venture Net Sales a/	257	122

Adjusted net sales	$2,789	$2,269

(Dollars in millions)	Six-Months Ended June 30 (unaudited)
	2005	2004
Net Sales, as reported	$4,900	$4,110
50 percent of Cholesterol Joint Venture Net Sales a/	509	216

Adjusted net sales	$5,409	$4,326

a/ Total net sales of the Cholesterol Joint Venture for the three months ended June 30, 2005 and 2004 were $514 million and $244 million, respectively. Total net sales of the Cholesterol Joint Venture for the six months ended June 30, 2005 and 2004 were $1.0 billion and $432 million, respectively.

NOTE: Adjusted net sales, defined as net sales plus an assumed 50 percent of global Cholesterol Joint Venture net sales, is a non-U.S. GAAP measure used by management in evaluating the performance of the company’s overall business. The company believes that this performance measure contributes to a more complete understanding by investors of the overall results of the company. The company provides this information to supplement the reader’s understanding of the importance to the company of its share of results from the operations of the Cholesterol Joint Venture. Net sales (excluding the Cholesterol Joint Venture net sales) is required to be presented under U.S. GAAP. The Cholesterol Joint Venture’s net sales are included as a component of income from operations in the calculation of the company’s “Equity income from Cholesterol joint venture.” Net sales of the Cholesterol Joint Venture do not include net sales of cholesterol products in non-joint venture territories.